Exhibit 99.2

Casella Waste Systems, Inc. Announces Tender Offer and Consent Solicitation

RUTLAND, VERMONT (January 24, 2011) — Casella Waste Systems, Inc. (NASDAQ: CWST) (the “Company”), a regional solid waste, recycling, and resource management company, announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of the 9.75% Senior Subordinated Notes due 2013 (CUSIP Number 147448AB0) (the “Notes”) of the Company.  The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated January 24, 2011 (the “Offer to Purchase”).  The Offer will expire at 8:00 a.m., New York City time, on February 22, 2011, unless extended (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes (the “Indenture”) prior to the consent payment deadline of 5:00 p.m., New York City time, on Friday, February 4, 2011, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,003.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as February 7, 2011.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders who tender their Notes after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company and the other parties to the Indenture will execute a supplemental indenture effecting the proposed amendments to the Indenture.  Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn following the earlier of (i) 5:00 p.m., New York City time, on Friday, February 4, 2011, or (ii) the execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, each of the following conditions: (i) the receipt of the required consents to amend and supplement the Indenture in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties and (ii) the completion of a debt financing by the Company in an aggregate principal amount at least equal to the aggregate principal amount of outstanding Notes.  The conditions are more fully described in the Offer to Purchase.

The Company has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at 888-292-0070 (toll free) or 980-388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at 866-470-4500 (toll free) or 212-430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the Indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Casella Waste Systems, Inc.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, director of investor relations at (802) 772-2239, or Ed Johnson, chief financial officer at (802) 772-2241; or visit Casella’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative.  All of these forward-looking statements are based on management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in these forward-looking statements.  Such risks and uncertainties include or relate to, among other things, the Company’s ability to obtain the required consents to amend and supplement the Indenture and the Company’s ability to consummate a debt offering to finance the Tender Offer.  There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company’s Form 10-K for the year ended April 30, 2010. The Company does not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required.

Contact:

Ned Coletta

(802) 772-2239

Ed Johnson

(802) 772-2241

http://www.casella.com